Exhibit 11

                           EXCLUSIVE LICENSE AGREEMENT

                                     between

                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                       and

                             SIGA TECHNOLOGIES, INC.

                                       for

                         IDENTIFICATION OF SORTASE GENE

                             UC Case No. 1999-262-1

                                                                  --------------
                                                                  U.C. AGREEMENT
                                                                  CONTROL NUMBER
                                                                   2001-04-0279
                                                                  --------------

                                TABLE OF CONTENTS

Article No. Title                                                          Page

1.   BACKGROUND ...........................................................  1
1.   DEFINITIONS ..........................................................  2
2.   LIFE OF PATENT EXCLUSIVE GRANT .......................................  5
3.   SUBLICENSES ..........................................................  5
4.   PAYMENT TERMS ........................................................  7
5.   LICENSE-ISSUE FEE ....................................................  8
6.   LICENSE-MAINTENANCE FEE ..............................................  8
7.   EARNED ROYALTIES .....................................................  8
8.   MILESTONE PAYMENTS ...................................................  9
9.   DUE DILIGENCE ........................................................  9
10.  PROGRESS AND ROYALTY REPORTS ......................................... 10
11.  BOOKS AND RECORDS .................................................... 11
12.  LIFE OF THE AGREEMENT ................................................ 12
13.  TERMINATION BY THE REGENTS ........................................... 13
14.  TERMINATION BY LICENSEE .............................................. 13
15.  DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION ............. 14
16.  USE OF NAMES AND TRADEMARKS .......................................... 14
17.  LIMITED WARRANTY ..................................................... 14
18.  PATENT PROSECUTION AND MAINTENANCE ................................... 16
19.  PATENT MARKING ....................................................... 18
20.  PATENT INFRINGEMENT .................................................. 18
21.  INDEMNIFICATION ...................................................... 19
22.  NOTICES .............................................................. 20
23.  ASSIGNABILITY ........................................................ 21
24.  NO WAIVER ............................................................ 22
25.  FAILURE TO PERFORM ................................................... 22
26.  GOVERNING LAWS ....................................................... 22
27.  ARBITRATION .......................................................... 22
28.  PREFERENCE FOR U.S. INDUSTRY ......................................... 23
29.  GOVERNMENT APPROVAL OR REGISTRATION .................................. 23
30.  EXPORT CONTROL LAWS .................................................. 23
31.  SECRECY .............................................................. 24
32.  MISCELLANEOUS ........................................................ 25

UC Case No. 1999-262-1

                           EXCLUSIVE LICENSE AGREEMENT

                                       for

                         IDENTIFICATION OF SORTASE GENE

      This license agreement ("Agreement") is made effective this 6 day of December, 2000 ("Effective Date"), between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 ("The Regents"), and SIGA Technologies, Inc., a Delaware corporation, having a principal place of business at 420 Lexington Avenue, Suite 620, New York, New York 10170 ("Licensee").

                                   BACKGROUND

      A. Certain inventions, generally characterized as "Identification of Sortase Gene" (collectively "Invention"), were made in the course of research at the University of California, Los Angeles ("UCLA"), by Dr. Olaf Schneewind, Mr. Sarkis Mazmanian, Mrs. Gwen Liu and Mr. Hung Ton-That and are covered by Regents' Patent Rights as defined below.

      B. The development of the Invention was sponsored in part by the National Institutes of Health, and, as a consequence, this Agreement is subject to overriding obligations to the United States ("U.S.") Federal Government under 35 U.S.C. ss.ss. 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the U.S. Government throughout the world (the "License to the Government").

      C. The Regents has elected to retain title to the Invention under 35 U.S.C.ss.202.

      D. Licensee intends to fund further development of the Invention in the UCLA laboratory of Dr. Olaf Schneewind under a Sponsored Research Agreement defined below.

                                                                  --------------
                                                                  U.C. AGREEMENT
                                                                  CONTROL NUMBER
                                                                   2001-04-0279
                                                                  --------------

      E. Licensee has evaluated the Invention under a Secrecy Agreement for Data with The Regents (UC Control No. 99-20-0510) effective May 5, 1999, and a Secrecy Agreement for Biological Material with The Regents and American Home Products Corporation ("AHPC"), Wyeth-Ayerst Research Division (UC Control No. 99-21-0632) effective June 23, 1999.

      F. Licensee wishes to obtain rights from The Regents for the exclusive commercial development, use and sale of products from the Invention, and The Regents is willing to grant those rights so that the Invention may be developed to its fullest and the benefits enjoyed by the general public.

      G. On July 1, 1997, Licensee entered into a Collaborative Research and License Agreement with AHPC acting through its Wyeth-Ayerst Laboratories Division, and Licensee desires to utilize and to sublicense AHPC the right to utilize the Invention and the rights and licenses granted to Licensee hereunder in connection with such collaboration.

      H. Licensee is a "small business firm" as defined in 15 U.S.C.ss.632.

      I. Both parties recognize and agree that royalties due under this Agreement on products and methods will be paid by Licensee on both pending patent applications and issued patents.

                                 - - oo 0 oo - -

      In view of the foregoing, the parties agree:

1. DEFINITIONS

      1.1 "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a party. For purposes of this Paragraph 1.1, "control" shall mean:

            1.1.1 in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and

            1.1.2 in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities, provided, however, that, for purposes of this Agreement, the term "Affiliate" shall not include any entity with respect to which there is a contractual restriction on the right to elect a majority of the directors or to otherwise direct the management and policies of such entity, until such time as such restrictions are no longer in effect.

      1.2 "AHPC Agreement" means the Collaborative Research and License Agreement between Licensee and AHPC that is referenced in Paragraph G of the Background and is entitled "Collaborative Research and License Agreement," effective July 1, 1997 and amended on April 15, 1999, and all past and future amendments thereto, incorporated herein by reference.

      1.3 "Combination Product" means a product that consists of the Licensed Product combined with other active components not subject to this Agreement.

      1.4 "Commercially Reasonable Efforts" shall mean those efforts and resources normally used by a party for development, manufacture, and sale of a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life as is Licensed Product, taking into account issues of safety and efficacy, product profile, the competitiveness of the market place, the proprietary position of the compound, the regulatory structure involved, the profitability of the applicable products and other relevant factors.

      1.5 "Field of Use" means the use of bacterial sortase genes and proteins in the development of assays to identify antimicrobial compounds.

      1.6 "Licensed Method" means any method that is covered by a Valid Claim included within the Regents' Patent Rights, or the use of which would constitute, but for the license granted to Licensee under this Agreement, an infringement of any Valid Claim included within Regents' Patent Rights.

      1.7 "Licensed Product" means any material that is either identified or produced by the use of the bacterial sortase genes and proteins, which are covered by a Valid Claim included within the Regents' Patent Rights, or any material that is either identified or produced by or from the use of the Licensed Method.

      1.8 "Net Sales" means the total of the gross invoice prices from the Final Sale of Licensed Product to an independent, unaffiliated third party or Licensed Method performed by Licensee, an Affiliate or a sublicensee, less the sum of the following actual and customary deductions where applicable: cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance; and allowances or credits to customers because of rejections or returns. Final Sale means the sale or use which is the last act of infringement of Regents' Patent Rights within the control of Licensee, an Affiliate or sublicensee, regardless of whether Licensee, an Affiliate or sublicensee had control over prior infringing acts. For purposes of calculating Net Sales, any distribution or transfer among the Licensee, an Affiliate or sublicensee for end use by the Licensee, an Affiliate or sublicensee (which event is the last act of infringement of Regents' Patent Rights) will be considered a Final Sale at the price normally charged to independent, unaffiliated third parties. Notwithstanding the above, any consideration paid Licensee for Licensed Product or Licensed Method in conjunction with clinical trials before FDA approval shall not be considered a Net Sale.

      1.9 "Regents' Patent Rights" means The Regents' interest in the following subject matter:

--------------------------------------------------------------------------------
UC Case Number               U.S. Application Number            Filing Date
--------------------------------------------------------------------------------
1999-262                     09/292,437                         04/15/99
--------------------------------------------------------------------------------

and continuing applications thereof including divisions and substitutions and including continuation-in-part applications, but only to the extent that the claims are supported in the parent application; any patents on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

      1.10 "Sponsored Research Agreement" means the sponsored research agreement between The Regents and Licensee, entered into on even date herewith, wherein Licensee will sponsor research related to the Invention in the UCLA laboratory of Dr. Olaf Schneewind for two (2) years in the total amount of three hundred thousand and seven dollars ($300,007), which amount is inclusive of all direct and indirect costs.

      1.11 "Valid Claim" means a claim that (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed, nor held invalid or enforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been canceled, withdrawn, or abandoned without being refiled in another application or finally rejected by an administrative agency action from which no appeal can be taken or shall not have been pending for more than eight (8) years. For purposes of this definition, this eight-year time period shall be measured cumulatively for a pending claim in a parent and all subsequent continuing applications in a given country. If a claim of a patent application that ceased to be a Valid Claim under (ii) due to the passage of time later issues as part of a patent described within (i), then it shall again be considered to be a Valid Claim effective as of the date of the issuance of such patent.

2. LIFE OF PATENT EXCLUSIVE GRANT

      2.1 Subject to the limitations set forth in this Agreement, The Regents grants to Licensee a worldwide license under Regents' Patent Rights to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method within the Field of Use to the extent permitted by law.

      2.2 Except as otherwise provided in this Agreement, the license granted in Paragraph 2.1 is exclusive for the life of the Agreement.

      2.3 The license granted in Paragraphs 2.1 and 2.2 is subject to all the applicable provisions of any license to the U.S. Government executed by The Regents and is subject to the overriding obligations to the U.S. Government under 35 U.S.C.ss.ss.200-2l2 and applicable U.S. governmental implementing regulations.

      2.4 The license granted in Paragraphs 2.1 and 2.2 is limited to methods and products that are within the Field of Use. For other methods and products, Licensee has no license under this Agreement.

      2.5 The Regents reserves the right to use the Invention and associated technology for clinical, educational and research purposes including publication of research results and sharing such research results with other non-profit institutions for their use of similar scope.

3. SUBLICENSES

      3.1 The Regents grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer to sell and import Licensed Product and to practice Licensed Method within the Field of Use, as long as Licensee has current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses must include all of the rights of and obligations due to The Regents and the U.S. Government contained in this Agreement. For the first three
(3) sublicenses granted by Licensee under this Agreement other than any sublicense granted to AHPC, Licensee shall be obligated to pay The Regents the license-issue fee of fifteen thousand dollars ($15,000) provided for in Article 5 (License-Issue Fee) and the license-maintenance fee of ten thousand dollars ($10,000) provided for in Article 6 (License-Maintenance Fee). For any and all sublicenses granted by Licensee under this Agreement, Licensee shall be obligated to pay the amounts set forth in Article 7 (Earned Royalties) and
Article 8 (Milestone Payments). For the sake of clarity, for any sublicense granted to AHPC under this Agreement, Licensee shall not be obligated to pay The Regents the amounts set forth in Article 5 (License-Issue Fee) and Article 6 (License-Maintenance Fee) but shall be obligated to pay The Regents the amounts set forth in Article 7 (Earned Royalties) and Article 8 (Milestone Payments).

      3.2 Licensee shall promptly provide The Regents with a copy of each sublicense issued; collect and guarantee payment of all payments due The Regents from sublicensees; and summarize and deliver all reports due The Regents from sublicensees.

      3.3 Upon termination of this Agreement for any reason, The Regents, at its sole discretion, shall determine whether Licensee shall cancel or assign to The Regents any and all sublicenses, provided; however, the parties agree that, upon termination of Licensee's rights and obligations under this Agreement, for any reason, if a sublicense to AHPC is in effect, AHPC is the sole sublicensee, and AHPC is not in breach of its sublicense at the time of such termination, AHPC may elect, at its option, to be substituted as licensee under this Agreement in place of current Licensee. Notwithstanding the foregoing, if AHPC is not the sole sublicensee, The Regents shall have no right to cancel AHPC's sublicense upon termination of Licensee's rights and obligations under this Agreement unless AHPC is in breach of its sublicense at the time of such termination. Upon any such termination, The Regents shall provide AHPC with written notice thereof, offering AHPC the opportunity to convert its sublicense rights to a license under this Agreement. Within sixty (60) days of receiving such notice, AHPC shall notify The Regents, in writing, as to whether it wishes to become the licensee under this Agreement. If AHPC so elects, then AHPC shall, from the time of such election and thereafter, assume all of Licensee's rights and obligations under this Agreement as if it were the original party named as Licensee as of the Effective Date of this Agreement. In no case is The Regents obligated to assume duties in an assigned sublicense beyond the duties of The Regents under this license.

4. PAYMENT TERMS

      4.1 Paragraphs 1.6, 1.7 and 1.9 define Licensed Method, Licensed Product and Regents' Patent Rights, so that royalties are payable on products and methods covered by Valid Claims included within the Regent's Patent Rights. Royalties will accrue in each country for the duration of Regents' Patent Rights in that country and are payable to The Regents when Licensed Product is invoiced or if not invoiced, when delivered to a third party.

      4.2 Licensee shall pay to The Regents earned royalties quarterly pursuant to Article 7 (Earned Royalties) of this Agreement on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within Licensee's most recently completed calendar quarter. Licensee shall pay to The Regents milestone payments pursuant to
Article 8 (Milestone Payments) of this Agreement within thirty (30) days of the due date of such amounts pursuant to the AHPC Agreement.

      4.3 All monies due The Regents are payable in U.S. dollars. Licensee is responsible for all bank transfer charges. When Licensed Product is sold for monies other than U.S. dollars, Licensee shall first determine the earned royalty in the currency of the country in which Licensed Product was sold and then convert the amount into equivalent U.S. funds, using the exchange rate quoted in The Wall Street Journal on the last business day of the reporting period.

      4.4 All taxes, assessments, and fees of any nature levied or incurred on account of any payments from Licensee to The Regents accruing under this Agreement by national, state, or local governments, will be assumed and paid by Licensee, except taxes levied thereon as income to The Regents and if such taxes are required to be withheld by Licensee, they will be deducted from payments due to The Regents and will be timely paid by Licensee to the proper taxing authority for the account of The Regents, a receipt or other proof of payment therefor secured and sent to The Regents as soon as practicable.

      4.5 If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Article 4 (Payment Terms), the parties shall consult with a view to finding a prompt and acceptable solution, and Licensee will deal with such monies as The Regents may lawfully direct at no additional out-of-pocket expense to Licensee. Notwithstanding the foregoing, if payments arising in connection with the sale of Licensed Products and Licensed Methods in any country cannot be remitted to The Regents due to restrictions or prohibitions imposed by national or international authority within six (6) months after the calendar quarter during which they are earned, then Licensee shall be obligated to deposit the royalties in a bank account in such country in the name of The Regents.

      4.6 No royalties may be collected or paid on Licensed Product sold to the account of the U.S. Government, or any agency thereof, as provided for in the License to the Government.

      4.7 In the event payments, rebillings or fees are not received by The Regents when due, Licensee shall pay to The Regents interest charges at a rate of ten percent (10%) per annum. Interest is calculated from the date payment was due until actually received by The Regents.

5. LICENSE-ISSUE FEE

      Licensee shall pay to The Regents a license-issue fee of fifteen thousand dollars ($15,000) within seven (7) days after the Effective Date. This fee is non-refundable, non-cancelable and is not an advance against royalties.

6. LICENSE-MAINTENANCE FEE

      Licensee shall also pay to The Regents a royalty in the form of a license-maintenance fee of ten thousand dollars ($10,000) beginning on the one-year anniversary of the Effective Date and continuing annually on each anniversary of the Effective Date. The license-maintenance fee is not due on any anniversary of the Effective Date if on that date, Licensee is paying an earned royalty to The Regents under this Agreement in an amount of at least ten thousand dollars ($10,000). License-maintenance fees are non-refundable and are not an advance against earned royalties.

7. EARNED ROYALTIES

      Licensee shall pay to The Regents an earned royalty equal to fifteen percent (15%) of all royalty payments made to Licensee by AHPC, its Wyeth-Ayerst Laboratories Division or their successors or assignees under Article 7 of the AHPC Agreement as defined and incorporated herein in Article 1 (Definitions). In the event the AHPC Agreement is terminated or not renewed or AHPC becomes Licensee under Article 3 (Sublicenses) or assignee under Article 23 (Assignability), Licensee shall be obligated to pay to The Regents an earned royalty, based on Net Sales, of fifteen percent (15%) of the royalty rates specified in Article 7 of the AHPC Agreement.

8. MILESTONE PAYMENTS

      Licensee shall also pay to The Regents fifteen percent (15%) of all funds it receives from AHPC, its Wyeth-Ayerst Laboratories Division or their successors or assignees under Article 3.2 of the AHPC Agreement as defined and incorporated herein in Article 1 (Definitions). In the event the AHPC Agreement is terminated or not renewed or AHPC becomes Licensee under Article 3 (Sublicenses) or assignee under Article 23 (Assignability), Licensee shall be obligated to pay to The Regents fifteen percent (15%) of the payments specified in Article 3.2 of the AHPC Agreement. Notwithstanding the foregoing, the parties hereto acknowledge that, prior to the Effective Date of this Agreement, Licensee satisfied the first milestone for which it received one hundred fifty thousand dollars ($150,000) under Article 3 of the AHPC Agreement and that Licensee is not obligated to pay The Regents fifteen percent (15%) of such funds.

9. DUE DILIGENCE

      9.1 Licensee, upon execution of this Agreement, shall use Commercially Reasonable Efforts to proceed with the development, manufacture and sale of Licensed Product and shall use Commercially Reasonable Efforts to market or otherwise make commercial use of the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

      9.2 Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Product.

      9.3 Licensee shall:

            9.3.1 sponsor research in the UCLA laboratory of Dr. Olaf Schneewind for two (2) years in the total amount of three hundred thousand and seven dollars ($300,007), which amount is inclusive of all direct and indirect costs under the terms and conditions of the Sponsored Research Agreement;

            9.3.2 market Licensed Product in the U.S. within twelve (12) months of receiving FDA approval of the NDA for the Licensed Product;

            9.3.3 reasonably fill the market demand for Licensed Product following commencement of marketing at any time during the exclusive period of this Agreement; and

            9.3.4 meet all of its duties and obligations under the AHPC
Agreement.

      9.4 If Licensee is unable to perform any of the above provisions, then The Regents has the right and option to either terminate this Agreement or reduce Licensee's exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Life of Patent Exclusive Grant).

      9.5 In addition to the obligations set forth above, Licensee, along with its sublicensees, shall spend an aggregate of not less than two hundred fifty thousand dollars ($250,000) for the development of Licensed Product during each of the first three (3) years of this Agreement

10. PROGRESS AND ROYALTY REPORTS

      10.1 Beginning February 28, 2001, and semi-annually thereafter, Licensee shall submit to The Regents a written progress report covering Licensee's (and any Affiliate or sublicensee's) activities related to the development and testing of all Licensed Product and the obtaining of the governmental approvals necessary for marketing. Progress reports are required for each Licensed Product until the first commercial sale of that Licensed Product occurs in the U.S. and shall be again required if commercial sales of such Licensed Product are suspended or discontinued.

      10.2 Progress reports submitted under Paragraph 10.1 shall include, but are not limited to, the following topics:

                  -     summary of work completed
                  -     key scientific discoveries
                  -     summary of work in progress
                  -     current schedule of anticipated events or milestones
                  -     market plans for introduction of Licensed Product and
                  - a summary of resources (dollar value) spent in the reporting period.

      10.3 Licensee has a continuing responsibility to keep The Regents informed of the large or small] business entity status (as defined by the U.S. Patent and Trademark Office) of itself and its sublicensees and Affiliates.

      10.4 Licensee shall report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country. In addition, Licensee shall report in its immediately subsequent progress and royalty report, the occurrence of each event resulting in any payment becoming due under Article 8 (Milestone Payments) of this Agreement.

      10.5 After the first commercial sale of a Licensed Product anywhere in the world, Licensee shall make quarterly royalty reports to The Regents on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover Licensee's most recently completed calendar quarter and will show:

            10.5.1 the gross sales and Net Sales of Licensed Product sold during the most recently completed calendar quarter;

            10.5.2 the number of each type of Licensed Product sold;

            10.5.3 the royalties, in U.S. dollars, payable with respect to sales of Licensed Product;

            10.5.4 the method used to calculate the royalty; and

            10.5.5 the exchange rates used.

      10.6 If no sales of Licensed Product have been made during any reporting period, a statement to that effect is required.

      10.7 All Progress Reports and Royalty Reports submitted to The Regents under this Agreement shall be treated by The Regents as Licensee's Confidential Information in accordance with Article 31 (Secrecy).

11. BOOKS AND RECORDS

      11.1 Licensee shall keep and shall cause its Affiliates and sublicensees to keep accurate books and accounts of records in connection with the sale of the Licensed Products in sufficient detail to permit accurate determination of all figures necessary for verification of payments required to be paid hereunder. Licensee and its Affiliates and sublicensees shall maintain such records for a period of at least four (4) years after the end of the year in which they were generated.

      11.2 Upon forty-five (45) days prior written notice from The Regents, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by The Regents and reasonably acceptable to Licensee, to examine, at The Regents sole expense, the relevant books and records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports and royalties paid hereunder and compliance with the financial obligations of this Agreement. The examination shall be limited to pertinent books and records for any year ending not more than four
(4) years prior to the date of such request. An examination under this Section
11.2 shall not occur more than once in any calendar year. Such examination shall be conducted after reasonable prior written notice to Licensee and during ordinary business hours. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Licensee) as to any of Licensee's or its Affiliate's confidential information which they are provided, or to which they have access, while conducting any audit pursuant to this
Section 11.2.

      11.3 If the independent certified public accounting firm concludes that additional royalties were owed during such period, Licensee shall pay the additional royalties, together with interest thereon at the rate provided in
Section 4.7, within thirty (30) days of the date Licensee receives such written report. If such underpayment exceeds five percent (5%) of the total royalty due The Regents, then the fees charged by the independent certified public accounting firm for the work associated with the audit shall be paid by Licensee. If the independent certified public accounting firm concludes that there has been a royalty overpayment, then Licensee may take a credit for this overpayment against future royalty payments of up to fifty percent (50%) of the earned royalty due and payable in any reporting period until the credit is exhausted.

      11.4 Licensee shall include in any sublicense granted by it pursuant to this Agreement a provision requiring the sublicensees to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense, and to grant access to such records to The Regent's independent certified public accounting firm to the same extent required of Licensee under this Agreement.

      11.5 The Regents shall treat all financial information provided to The Regents as Data in accordance with the provisions of Article 31 (Secrecy) hereof, except when, and only to the extent that, it is necessary to reveal such information in order to enforce its rights under this Agreement.

12. LIFE OF THE AGREEMENT

      12.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force on a country-by-country basis, from the Effective Date until the date of expiration of the last-to-expire patent licensed under this Agreement; or until the last patent application containing a Valid Claim licensed under this Agreement is abandoned and no patent in Regents' Patent Rights ever issues.

      12.2 Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

         Article 11     Books and Records
         Article 15     Disposition of Licensed Product on Hand Upon Termination
         Article 16     Use of Names and Trademarks
         Article 21     Indemnification
         Article 25     Failure to Perform
         Article 31     Secrecy

13. TERMINATION BY THE REGENTS

      13.1 If Licensee fails to perform or violates any material term of this Agreement, then The Regents may give written notice of default ("Notice of Default") to Licensee. If Licensee fails to repair the default within one hundred twenty (120) days of the effective date of receipt of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice ("Notice of Termination"). If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of that notice. Such termination will not relieve Licensee of its obligation to pay any fees owing at the time of termination and will not impair any accrued right of The Regents. These notices are subject to Article 22 (Notices).

      13.2 In the event Licensee notifies The Regents that:

            13.2.1 the AHPC Agreement is terminated or not renewed;

            13.2.2 a substitute agreement has not been entered into; and

            13.2.3 Licensee does not intend to make, have made, use, sell, offer to sell and import Licensed Product and practice Licensed Method within the Field of Use, then The Regents shall have the right to terminate this Agreement.

14. TERMINATION BY LICENSEE

      14.1 Licensee has the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination will be subject to Article 22 (Notices) and termination of this Agreement will be effective sixty (60) days from the effective date of receipt of such notice.

      14.2 Any termination under the above Paragraph 14.1 does not relieve Licensee of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to The Regents or anything done by Licensee prior to the time termination becomes effective. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

15. DISPOSITION OF LICENSED PRODUCT ON HAND UPON TERMINATION

      Upon termination of this Agreement Licensee is entitled to dispose of all previously made or partially made Licensed Product, but no more, within a period of one hundred and twenty (120) days provided that the sale of Licensed Product is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

16. USE OF NAMES AND TRADEMARKS

      16.1 Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California is prohibited.

      16.2 The Regents is free to release to the inventors and senior administrators employed by The Regents the terms and conditions of this Agreement. If such release is made, The Regents shall give notice of the confidential nature and shall request that the recipient does not disclose such terms and conditions to others. If a third party inquires whether a license to Regents' Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Life of Patent Exclusive Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under either the California Public Records Act, a governmental audit requirement or other applicable law.

17. LIMITED WARRANTY

      17.1 The Regents represents and warrants to Licensee that it has the lawful right to grant this license.

      17.2 The Licensing Officer for this Agreement, Chester A. Bisbee, Ph.D., J.D., represents to Licensee that, to his actual knowledge, The Regents owns the entire right, title, and interest in and to The Regents' Patent Rights, and that no third party has asserted it has any right, title, or interest therein, except for the U.S. Federal Government to the extent described in Paragraph B of the Background Section of this Agreement.

      17.3 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. HOWEVER, WITH THE EXCEPTION OF PATENT AND/OR PROPRIETARY RIGHTS OF LICENSEE, THE REGENTS TO THE ACTUAL KNOWLEDGE OF CHESTER A. BISBEE HAS NO KNOWLEDGE THAT THE LICENSED PRODUCT OR LICENSED METHOD INFRINGES ANY PATENT OR OTHER PROPRIETARY RIGHT OR THAT ANY CLAIMS HAVE BEEN MADE THAT THEY DO.

      17.4 IN NO EVENT MAY THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCT.

      17.5 This Agreement does not:

            17.5.1 express or imply a warranty or representation as to the validity or scope of any of Regents' Patent Rights;

            17.5.2 express or imply a warranty or representation that anything made, used, sold, offered for sale or imported or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

            17.5.3 obligate The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 20 (Patent Infringement);

            17.5.4 confer by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Regent's' Patent Rights; or

            17.5.5 obligate The Regents to furnish any know-how not provided in Regents' Patent Rights.

18. PATENT PROSECUTION AND MAINTENANCE

      18.1 As long as Licensee has paid patent costs as provided for in this
Article 18 (Patent Prosecution and Maintenance), The Regents shall diligently endeavor to prosecute and maintain the U.S. and foreign patents comprising Regents' Patent Rights using counsel of its choice. The Regents shall provide Licensee with copies of all relevant documentation, including office actions and examination reports, shortly after being issued and before a response is due so that Licensee may be informed and provide The Regents with comments relating to the continuing prosecution. However, The Regents may always take action to preserve the Regents' Patent Rights whether or not Licensee has commented. Licensee agrees to keep this documentation confidential and, if necessary, Licensee may disclose such information to its sublicensees as long as the sublicensees agree to be bound by the secrecy provisions of Article 31 (Secrecy) of this Agreement. The Regents' counsel will take instructions only from The Regents and all patent applications and patents under this Agreement will be assigned solely to The Regents provided, however, The Regents shall instruct its counsel to not unreasonably refuse to consider and take into account any comments on behalf of Licensee in connection with the prosecution of The Regents' Patent Rights.

      18.2 The Regents shall use reasonable efforts to amend any patent application to include claims reasonably requested by Licensee to protect the products contemplated to be sold under this Agreement.

      18.3 Licensee shall apply for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. Licensee shall prepare all documents and The Regents agrees to execute the documents and to take additional action as Licensee reasonably requests in connection therewith.

      18.4 If either party receives notice pertaining to infringement or potential infringement of any issued patent included within Regents' Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or foreign counterparts of this Law, that party shall notify the other party within ten (10) days after receipt of notice of infringement.

      18.5 Licensee shall bear the costs of preparing, filing, prosecuting and maintaining all U.S. and foreign patent applications contemplated by this Agreement. Costs billed by The Regents' counsel will be rebilled to Licensee and are due within thirty (30) days of rebilling by The Regents. These costs include patent prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences or inventorship determinations. Prior prosecution costs will be due upon execution of this Agreement and billing by The Regents and are at least approximately thirteen thousand dollars ($13,000) as of October 16, 2000.

      18.6 Licensee may request The Regents to obtain patent protection on the Invention in foreign countries if available and if it so desires. Licensee shall notify The Regents of its decision to obtain or maintain foreign patents not less than sixty (60) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm Licensee's obligation to underwrite the costs thereof. The absence of such a notice from Licensee to The Regents will be considered an election not to obtain or maintain foreign rights.

      18.7 Licensee's obligation to underwrite and to pay patent prosecution costs will continue for so long as this Agreement remains in effect, but Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail patent costs when a notice of termination is received from Licensee. The Regents may prosecute and maintain such application(s) or patent(s) at its sole discretion and expense, but Licensee will have no further right or licenses thereunder. Non-payment of patent costs may be deemed by The Regents as an election by Licensee not to maintain patent application(s) or patents in the countries for which non-payment of patent attorney charges and costs occurs.

      18.8 The Regents may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Article 18 (Patent Prosecution and Maintenance) and those applications and resultant patents will not be subject to this Agreement. At any time during the life of this Agreement, Licensee may reimburse The Regents for any foreign patent expenses incurred and retain exclusive license rights in such foreign country if the rights are available at that time.

19. PATENT MARKING

      Licensee shall mark all Licensed Product made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

20. PATENT INFRINGEMENT

      20.1 If Licensee learns of the substantial infringement of any patent licensed under this Agreement, Licensee shall call The Regents' attention thereto in writing and provide The Regents with reasonable evidence of infringement. Neither party will notify a third party of the infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably denied. Both parties shall use their best efforts in cooperation with each other to terminate infringement without litigation.

      20.2 Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request must be in writing and must include reasonable evidence of infringement and damages to Licensee. If the infringing activity has not abated within thirty (30) days following the effective date of request, then The Regents has the right to commence suit on its own account or refuse to participate in the suit.

      20.3 The Regents shall give notice of its election to commence suit in writing to Licensee by the end of the one hundredth (100th) day after receiving notice of written request from Licensee. Licensee may thereafter bring suit for patent infringement, at its own expense, if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. If, however, Licensee elects to bring suit in accordance with this Paragraph 20.3, then The Regents may thereafter join that suit at its own expense.

      20.4 Licensee agrees not to bring suit for patent infringement without following the procedures of this Article 20 (Patent Infringement), and both parties agree to be bound by the outcome of a suit for patent infringement through the pendency of such a suit under Paragraph 20.3.

      20.5 Legal action, as is decided on, will be at the expense of the party bringing suit and all damages recovered thereby will belong to the party bringing suit, but legal action brought jointly by The Regents and Licensee and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.

      20.6 Each party shall cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee. In such case, the costs incurred by The Regents' counsel shall be borne by The Regents.

21. INDEMNIFICATION

      21.1 Licensee shall indemnify, hold harmless and defend The Regents, its officers, employees and agents; the sponsors of the research that led to the Invention; and the inventors of the patent applications and patents in Regents' Patent Rights and their employers (collectively, "The Regents' Indemnitees") against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses of a third party (collectively, a "Liability") resulting from or arising out of the exercise of this Agreement or any sublicense (but not arising out of or resulting from acts conducted solely by The Regents in the exercise of this Agreement or any sublicense), provided, however, that Licensee shall have no obligation to indemnify, hold harmless or defend any of The Regents' Indemnitees to the extent that a Liability is due to a breach by The Regents of any of its representations, warranties, covenants or obligations under this Agreement. This indemnification includes, but is not limited to, any product liability.

      21.2 Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance as follows or an equivalent program of self insurance.

      21.3 Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

            -     Each Occurrence $1,000,000.
            -     Products/Completed Operations Aggregate $5,000,000.
            -     Personal and Advertising Injury $1,000,000.
            -     General Aggregate (commercial form only) $5,000,000.

The coverage and limits referred to under the above do not in any way limit the liability of Licensee. Licensee shall furnish The Regents with certificates of insurance showing compliance with all requirements. Certificates must:

            - provide for thirty (30) days' advance written notice to The Regents of any modification;
            - indicate that The Regents has been endorsed as an additional Insured under the coverage referred to under the above; and
            - include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

Notwithstanding the foregoing, in the event that AHPC becomes a direct licensee in accordance with Section 3.3 hereof, or an assignee in accordance with Article 23 (Assignability), The Regents acknowledges that AHPC maintains a self-insurance program which would be sufficient to meet AHPC's obligations.

      21.4 The Regents shall notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 21 (Indemnification). Licensee shall keep The Regents informed on a current basis of its defense of any claims under this
Article 21(Indemnification).

22. NOTICES

      22.1 Any notice or payment required to be given to either The Regents or Licensee (and to AHPC for only as long as the AHPC Agreement is in effect and then only to The Regents and Licensee), shall be deemed to have been properly given and to be effective:

            22.1.1 on the date of delivery if delivered in person to the respective addresses given below or to another address as designated in writing by the party changing its prior address;

            22.1.2 on the date of mailing if mailed by first-class certified mail, postage paid to the respective addresses given below or to another address as designated in writing by the party changing its prior address; or

            22.1.3 on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, to the respective addresses given below or to another address as designated in writing by the party changing its prior address.

      22.2 For so long as the AHPC Agreement is in effect, both Licensee and The Regents agree to provide AHPC with a copy of all notices they send to the other party under this Agreement.

         In the case of Licensee:    SIGA Technologies, Inc.
                                     420 Lexington Avenue, Suite 620
                                     New York, NY 10170
                                     Attention: Joshua D. Schein, Ph.D.
                                                Chief Executive Officer

          In the case of AHPC:       Wyeth-Ayerst Laboratories
                                     555 East Lancaster Avenue
                                     St. Davids, PA 19087
                                     Attention: Senior Vice President
                                                Global Business Development

             with a copy to:         Associate General Counsel
                                     American Home Products Corporation
                                     One Campus Drive
                                     Parsippany, NJ 07054

         In the case of The Regents: The Regents of the University of California
                                     Office of Technology Transfer
                                     1111 Franklin Street, 5th Floor
                                     Oakland, CA 94607-5200
                                     Attention: Executive Director
                                                Research Administration and
                                                  Technology Transfer
                                     RE:        UC Case No. 1999-262-1

23.  ASSIGNABILITY

      This Agreement may be assigned by The Regents, but is personal to Licensee and assignable by Licensee only with the written consent of The Regents, which consent will not be unreasonably withheld except that the Licensee may, without such consent, assign this Agreement and all its rights and obligations hereunder in connection with the transfer or sale of substantially all of its business or a division or in the event of its merger, consolidation, change in control or similar transactions. The above notwithstanding, The Regents hereby consents to an assignment to AHPC and/or to its Wyeth-Ayerst Laboratories Division or any successors thereto provided that the AHPC sublicense is in effect, AHPC is the sole sublicensee, AHPC is not in breach of its sublicense, and AHPC assumes all liabilities and obligations to The Regents required of Licensee by this Agreement, including past due obligations existing at the time of assumption of this Agreement by AHPC. In the event the AHPC Agreement is not renewed or extended, Licensee may assign this

Agreement to any other entity, with the written consent of The Regents, provided the payments called for hereunder are made and The Regents receive the full amount of all payments due them pursuant to Article 3 and Article 7 of the AHPC Agreement as if the AHPC Agreement were still a valid contract.

24. NO WAIVER

      No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default. A suspension of duty under this Agreement due to force majeure shall not be for a period longer than one year.

25. FAILURE TO PERFORM

      If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorneys' fees in addition to costs and necessary disbursements.

26. GOVERNING LAWS

      THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO WHICH PARTY DRAFTED PARTICULAR PROVISIONS OF THIS AGREEMENT, but the scope and validity of any patent application or patent will be governed by the applicable laws of the country of the patent application or patent. Disputes between the parties regarding this Agreement will utilize only courts within California for disputes that go to court.

27. ARBITRATION

      Any and all controversies, claims or disputes arising out of or relating to Article 9 (Due Diligence), or the breach thereof, shall be solely and exclusively settled by arbitration in accordance with the Commercial Arbitration Rules then in effect (the "Arbitration Rules") of the American Arbitration Association ("AAA"). The arbitration shall take place in Los Angeles, California, and the arbitrator shall be appointed by the mutual consent of the parties. If the parties are unable to agree upon the appointment of an arbitrator, then the arbitration shall take place before an arbitrator selected in accordance with the Arbitration Rules. The arbitrator appointed by the parties or by the AAA, as the case may be, is sometimes referred to herein as the "Arbitrator." Each party hereby irrevocably consents to the sole and exclusive jurisdiction and venue of the State and Federal courts located in the City of Los Angeles, State of California, in connection with any matter arising out of the foregoing arbitration or this Agreement, including but not limited to confirmation of the award rendered by the Arbitrator and enforcement thereof by entry of judgment thereon or by any other legal remedy. Service of process in connection with any such arbitration or any proceeding to enforce an arbitration award may be made in the manner set forth in Article 22 (Notices) or in any other manner permitted by applicable law. All costs and expenses of the Arbitration shall be shared equally by the parties hereto.

28. PREFERENCE FOR U.S. INDUSTRY

      Because this Agreement grants the exclusive right to use or sell the Invention in the U.S., Licensee agrees that any products sold in the U.S. embodying this Invention or produced through the use thereof will be manufactured substantially in the U.S.

29. GOVERNMENT APPROVAL OR REGISTRATION

      Each party hereto shall promptly notify the other if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process. However, Licensee shall not be liable for any fines or penalties arising from acts occurring prior to the date hereof

30. EXPORT CONTROL LAWS

      The Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations ("ITAR") and the Export Administration Regulations.

31. SECRECY

      31.1 With regard to confidential information ("Data"), which can be oral or written or both, received by one party from the other party regarding the Invention, this Agreement or any of the transactions contemplated hereby or the performance of any party under this Agreement, the parties agree:

            31.1.1 not to use the Data except for the sole purpose of performing under the terms of this Agreement;

            31.1.2 to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

            31.1.3 not to disclose Data to others (except to its employees, agents, consultants or commercial partners who are bound to such party by a like obligation of confidentiality) without the express written permission of the disclosing party, except that the receiving party is not prevented from using or disclosing any of the Data that:

                        31.1.3.1 the receiving party can demonstrate by written records was previously known to it;

                        31.1.3.2 is now or becomes in the future, public knowledge other than through breach of this Agreement by the receiving party;

                        31.1.3.3 is lawfully obtained by Licensee from sources independent of the receiving party;

                        31.1.3.4 is independently developed by the receiving party without the aid, use or application of Data received from the disclosing party hereunder;

                        31.1.3.5    is required to be disclosed to a
                                    governmental entity or agency in connection with seeking any governmental or regulatory approval or pursuant to the lawful requirement or request of a governmental entity or agency; or

                        31.1.3.6 is disclosed under the California Public Records Act or other requirements of law; and

            31.1.4 that the secrecy obligations of the parties with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

      31.2 The obligations of confidentiality and limited use hereunder apply to any Data whether supplied under this Agreement or the Secrecy Agreements indicated in Article 32.3 (Miscellaneous).

      31.3 Upon the termination of this Agreement, the receiving party shall within thirty (30) days following the effective date of termination destroy or return to the disclosing party any Data received from the disclosing party which Data is in its possession. However, the receiving party may retain one copy of Data solely for archival purposes, provided that such Data is subject to the confidentiality provisions set forth in this Article 31 (Secrecy). Within sixty
(60) days following termination, the receiving party must provide the disclosing party with a written notice that Data has been returned or destroyed.

      31.4 With regard to biological material received by Licensee from The Regents, if any, including any cell lines, vectors, genetic material, derivatives, products progeny or material derived therefrom ("Biological Material"), Licensee agrees:

            31.4.1 not to use Biological Material except for the sole purpose of performing under the terms of this Agreement;

            31.4.2 not to transfer Biological Material to others (except to its employees, agents, consultants or commercial partners who are bound to Licensee by like obligations conditioning and restricting access, use and continued use of Biological Material) without the express written permission of The Regents, except that Licensee shall not be prevented from transferring Biological Material which:

                        31.4.2.1 becomes publicly available other than through acts or omissions of Licensee; or

                        31.4.2.2 is lawfully obtained by Licensee from sources independent of The Regents;

            31.4.3 to safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature; and

            31.4.4 to destroy all copies of Biological Material at the termination of this Agreement.

32. MISCELLANEOUS

      32.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      32.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

      32.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement for Data with The Regents (UC Control No. 99-20-0510) effective May 5, 1999, and a Secrecy Agreement for Biological Material with The Regents and American Home

Products Corporation, Wyeth-Ayerst Research Division (UC Control No. 99-21-0632) effective June 23, 1999, are hereby terminated.

      32.4 In case any of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

      32.5 None of the provisions of this Agreement is intended to create any form of joint venture between the parties, rights in third parties or rights that are enforceable by any third party.

      IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

SIGA TECHNOLOGIES, INC.              THE REGENTS OF THE UNIVERSITY
                                         OF CALIFORNIA


By: /s/ Joshua D. Schein             By: /s/ Alan B. Bennett
    --------------------------           -----------------------
         (Signature)                         (Signature)

Name: Joshua D. Schein               Name: Alan B. Bennett
      ------------------------
         (Please Print)

Title: Chief Executive Officer       Title: Executive Director
       -----------------------              Research Administration and
                                              Technology Transfer

Date: 11/29/2000                     Date: December 6, 2000
      -----------------------              ---------------------

        Approved as to legal form: /s/ P. Martin Simpson, Jr. 11/14/2000
                                   -------------------------------------
                             P. Martin Simpson, Jr.              Date
                             University Counsel
                             Office of General Counsel